Exhibit 10.2

Summary of Management Incentive Compensation Plan

The Company’s Management Incentive Compensation Plan establishes each participant’s incentive target as a percentage of the participant’s base salary. The amount of the actual bonus payment could range from zero to double the incentive target, based upon the extent to which the pre-established annual financial goals are met or exceeded. The financial goals for 2005 are based on the net income of the Company during fiscal 2005.

Each participant will receive 30%, and has the right to elect to receive up to 100%, of his or her bonus payment in restricted shares of the Company’s common stock in lieu of cash. If such an election is made to receive additional restricted stock, then the amount of the bonus will be grossed up by a “risk premium” of 150% with respect to that portion in excess of 30% thereof elected to be received in restricted stock. All shares of restricted stock will vest 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary of the grant date. The number of shares of restricted stock that a participant receives will be determined by the average closing price of the Company’s common stock during December and January immediately preceding the grant date.

Up to 30% of a participant’s bonus may be determined by such participant’s individual performance.

The Compensation Committee (the “Committee”) of the Board of Directors of the Company has the discretion to adjust the net income targets for acquisitions or major capital expenditures or any other exogenous shocks that the Committee determines to be important, or to pay or not pay the bonuses for 2005 for any reason.